                                                                    EXHIBIT 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                    NINE MONTHS ENDED    NINE MONTHS ENDED
                                                   SEPTEMBER 30, 2003   SEPTEMBER 30, 2002    2002     2001     2000    1999    1998
                                                   ------------------   ------------------   ------   ------   -----   -----   -----
Interest expense net of
   capitalized interest.........................          8,961               8,641          11,640   11,279   3,499     295     313
   Rental expense full year.....................          1,602               1,911           2,548    2,707   1,069   1,016   1,348
Rental expense 1/3 of full year.................            134                 159             849      902     356     339     449
                                                         ------               -----          ------   ------   -----   -----   -----
Fixed charges...................................          9,095               8,800          12,489   12,181   3,855     634     762
                                                         ------               -----          ------   ------   -----   -----   -----

Earnings (Loss) before income taxes.............         (7,749)                959          (6,537)  (1,779)  4,239   3,281   6,351
Amortization of capitalized interest............           (287)               (676)           (766)  (1,207)     --      --      --
                                                         ------               -----          ------   ------   -----   -----   -----

Earnings (Loss) before income taxes and
   amortization of capitalized interest.........         (8,036)                283          (7,303)  (2,986)  4,239   3,281   6,351
                                                         ------               -----          ------   ------   -----   -----   -----

"Earnings" ("Loss") is fixed charges plus
   earnings (loss) before income taxes and
   amortization of capitalized interest.........          1,059               9,083           5,186    9,195   8,094   3,915   7,113
                                                         ------               -----          ------   ------   -----   -----   -----

Ratio of "earnings" ("loss") to fixed charges...            0.1                 1.0             0.4      0.8     2.1     6.2     9.3
                                                         ------               -----          ------   ------   -----   -----   -----

Preferred dividends.............................             --                  --              --       --      --      --      --
                                                         ------               -----          ------   ------   -----   -----   -----

Fixed charges and preferred dividends...........          9,095               8,800          12,489   12,181   3,855     634     762
                                                         ------               -----          ------   ------   -----   -----   -----

Ratio of "earnings" ("loss") to fixed charges
   and preferred dividends......................            0.1                 1.0             0.4      0.8     2.1     6.2     9.3
                                                         ------               -----          ------   ------   -----   -----   -----